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                                                                   EXHIBIT 23.2

                             ACCOUNTANTS' CONSENT

The Board of Directors Outdoor Communications, Inc.

The audits referred to in our report dated September 5, 1996 on the consolidated financial statements of OCI Holdings Corp. (now known as Outdoor Communications, Inc.) and subsidiaries, included the related financial statement schedules as of June 30, 1996, and for the period April 4, 1996 to June 30, 1996, included in the Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement (No. 333-28439) and related Prospectus.

                                          KPMG Peat Marwick LLP
East Lansing, Michigan

July 18, 1997